EXHIBIT 99.1

AMIC Releases Mid-Year CEO Update

KENNEWICK, Wash., July 1, 2010 (GLOBE NEWSWIRE) -- Advanced Medical Isotope Corporation ("AMIC") (Pink Sheets:ADMD - News), a company engaged in the production and distribution of medical isotopes, has released the following update for investors:

Your company is experiencing a strengthening of the underlying economic drivers that continue to make AMIC a compelling investment opportunity, including the following:

- There are currently over 16 million procedures each year in the U.S. using medical isotopes.

- President Obama's healthcare reform plan is estimated to increase the overall national health expenditures by a total of $311 billion over the next decade, according to a report from Richard Foster, chief actuary of the Centers for Medicare and Medicard Services (CMS).

- Healthcare spending is the third largest component of the U.S. gross domestic product (after government and real estate), and will reach $2.8 trillion in 2011.

- According to Bio-Tech Systems, U.S. sales of diagnostic pharmaceuticals are expected to rise to $4.06 billion by 2014, while nuclear cardiology sales are expected to increase to $2.10 billion by 2014, and FDG sales will increase to $1.358 billion by 2014.

- The medical imaging consumables market is expected to grow at a compound annual rate of 14 percent, (Frost & Sullivan) driven by an aging boomer population of persons 65 and over that are increasing more than twice as fast as the total population.

- The world spends approximately $5 billion per day on healthcare.

- 7.6 million people died of cancer in 2008 and there were an estimated 12.7 million new cases diagnosed.

- Cancer will kill more than 13.2 million people a year by 2030 and the International Agency for Research on Cancer states that almost 21.4 million new cases of the disease will be diagnosed by 2030.

- Of the $228 billion lost annually in the U.S. because of cancer, 60% is estimated to come from loss of productivity, while 40% is attributable to direct medical costs (American Cancer Society).

Accordingly, with AMIC taking the lead, we strategically teamed with several best-of breed domestic and international companies in response to a recent National Nuclear Security Administration request, and submitted a proposal for the domestic production of the most widely used medical isotope, Mo-99, the parent isotope of Tc-99m, the most widely used radioisotope in the world for molecular imaging and nuclear medicine procedures. The basis of this technology came from Dr. John Gahl and successive patents invented by scientists at AMIC. If successful, the matching grant will be for $25 million.

Further, we are expecting to file later this year a 510k submission to the FDA for our new brachytherapy seed, containing millions of yttrium-90 microspheres dispersed in a bio-absorbable carrier.

Deal making in the health care merger and acquisition market for the first quarter of 2010 saw 211 deals worth $25.3 billion. AMIC has been in discussions with major investment houses for both strategic partner opportunities as well as future financings.

Dr. Mike Korenko has tendered his resignation as a Director, in order to focus his attention on leading AMIC's Mo-99 project, while assisting with our brachytherapy project. He now becomes a Senior Advisor to the Board of Directors. "Mike's commitment and efforts have simply been extraordinary, and I look forward to working more closely with him in his new role," stated James C. Katzaroff, CEO.

Your management and Board of Directors at AMIC have an unshakable commitment (management and affiliates own approximately 56% of the company) to empower physicians, medical researchers, and ultimately patients by providing them with essential medical isotopes in an effort to detect and cure human disease.

About Advanced Medical Isotope Corporation

Advanced Medical Isotope Corporation (AMIC) (Pink Sheets:ADMD - News) is a company engaged in the production and distribution of medical isotopes for advanced diagnostic and non-surgical therapeutic application. For more information, please visit our website at www.isotopeworld.com

The Advanced Medical Isotope Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5139

SAFE HARBOR Statements made in this press release that are not historical facts may constitute forward-looking statements, including statements relating to future revenues and financial conditions, and other future business, economic and industry conditions. We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution you against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties. A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements: economic weakness and declines in client spending; changes in our book of business; our ability to procure government business or grants; our reliance on government assumptions, the impact of changes in laws and regulations; industry competition; our ability to attract and retain key individuals; our ability to protect our intellectual property rights; and other factors discussed more fully in our most recently filed Form 10-Q, as well as in other reports and news releases filed with the United States Securities and Exchange Commission. The forward-looking statements represent our current intentions as of the date on which it was made and we assume no obligation to revise or update any forward-looking statements.

Contact:

Advanced Medical Isotope Corporation
James C. Katzaroff
509-736-4000